Exhibit (c) 1

GPU News Release
June 20, 2000

                   GPU and Singapore Power International Reach
                        Agreement on Sale of GPU PowerNet

MORRISTOWN, NJ - June 20, 2000 - GPU, Inc. (NYSE: GPU) announced today that it has entered into a definitive agreement with Singapore Power International
(SPI), a subsidiary of Singapore Power, for SPI to purchase GPU PowerNet, GPU's electric transmission subsidiary in Australia, for A$2.1 billion (approximately US$1.26 billion). Additional transaction considerations will raise the full transaction value to approximately A$2.175 billion.

GPU and SPI have agreed to work towards a June 30, 2000 closing.

On May 24, GPU announced that it had declined all of the bids that were submitted in connection with the intended sale of its two Australian subsidiary companies, GPU PowerNet and GPU GasNet. Following that announcement, there was renewed interest in the Australian companies and indications of improved pricing. Discussions and continued negotiations with SPI led to today's announcement.

As a result of the sale, GPU expects to record an estimated after-tax loss in the second quarter of between $275 million to $300 million, which includes a $60 million currency loss. On a per share basis, these amounts come to a $2.27 to $2.47 loss, which includes a $0.50 currency loss.

GPU said it will use the proceeds of the sale to reduce outstanding debt.

GPU, Inc. (NYSE: GPU), headquartered in Morristown, NJ, is a registered public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies -- GPU Energy in the US, GPU Power in the UK, and Emdersa in Argentina. It serves another 1.4 million customers indirectly through its electric and gas transmission subsidiaries PowerNet and GasNet in Australia. The company's independent power project business units own interests in and operate 22 projects in 7 countries and the US. GPU's 1999 revenues were $4.8 billion and its total assets were $21.7 billion. GPU's other subsidiaries include MYR Group, Inc., GPU Advanced Resources, Inc., GPU International, Inc., GPU Nuclear, Inc., GPU Service, Inc. and GPU Telcom Services, Inc. (http://www.gpu.com)

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Contact:

GPU, Inc.
Ned Raynolds, (973) 401-8294


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